Exhibit 10.128

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 3, 2009 by and between Meade Instruments Corp., a Delaware corporation (the “Company”), and Steven G. Murdock (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the continuing and exclusive service of Employee and to set forth the terms and conditions of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.             Term.  The Company agrees to employ Employee and Employee hereby accepts such employment, in accordance with the terms of this Agreement, commencing as of February 5, 2009 and continuing in effect until February 5, 2010 unless terminated earlier pursuant to Section 5 hereof.

2.             Services and Exclusivity of Services.  So long as this Agreement shall continue in effect, during the Company’s normal business hours Employee shall devote substantially all of his business time, energy and ability to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board of Directors of the Company (the “Board”).

Without the prior express written authorization of the Board, Employee shall not, directly or indirectly, during the term of this Agreement render services to any other person or firm for compensation or engage in any activity competitive with or adverse to the Company’s business.  Employee may serve as a director or in any other capacity of any business enterprise or any nonprofit or governmental entity or trade association, provided in each case that such service is approved in advance of such service and in writing by the Board.  Notwithstanding the foregoing, Employee may (i) make and manage personal business investments of Employee’s choice and serve in any capacity with any civic, educational or charitable organization without seeking the approval of the Board, provided that such activities and services do not materially interfere or conflict with the performance of the duties hereunder or create any conflict of interest with such duties and (ii) continue to work at Grandma Lucy’s outside of the Company’s normal business hours.

3.             Duties and Responsibilities.  Employee shall serve as the Chief Executive Officer of the Company for the duration of this Agreement.  In the performance of Employee’s duties, Employee shall report directly to the Board.  During the term of this Agreement, Employee shall be based at the Company’s principal executive offices in Orange County, California.

Employee agrees to observe and comply with the rules and regulations of the Company and agrees to carry out and perform orders, directions and policies of the Company and the Board as they may be, from time to time, stated either orally or in writing.  The Company agrees that the duties which may be assigned to Employee shall be usual and customary duties of the office to which Employee may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law.  Employee shall have such corporate power and authority as shall reasonably be required to enable Employee to perform the duties required in any office that may be held.

4.                                       Compensation.

(a)                                  Base Compensation.  During the term of this Agreement, the Company agrees to pay Employee a base salary at the rate of $1.00 per year.

(b)                                 Other Benefits.  Employee shall also be entitled to all rights and benefits for which Employee may otherwise be eligible under any life, medical, dental, disability, or insurance plan or policy or other plan or benefit that the Company may provide for Employee or (provided Employee is eligible to participate therein) for employees of the Company generally, as from time to time in effect, during the term of this Agreement.

(c)                                  Perquisites.  Employee shall be entitled to four weeks vacation.

(d)                                 Change of Control.  In the event the option granted pursuant to the Stand-Alone Stock Option Agreement (the “Option Agreement”) of even date herewith between the Company and the Employee is (i) not approved by the stockholders of the Company at the Company’s 2009 Annual Meeting of Stockholders and (ii) a Change of Control Event (as described below) occurs prior to February 5, 2011, the Company shall pay Employee an amount equal to the product of (i) 750,000 and (ii) the difference between (A) the COC Price (as defined below) less (B) $0.22; provided that if the Employee is terminated for Cause or he voluntarily terminates his employment with the Company, the Employee shall not receive any payments under this Section 4(d).

(e)                                  Definitions.

(i)                                     COC Price.  The term “COC Price” shall mean the following:

(A)          If the Change of Control Event is described in clause (A) or (C) of Section 4(e)(ii) below, the quotient equal to (1) the Distributable Amount (as defined below) divided by (2) the then outstanding shares of the Common Stock of the Company (assuming all convertible securities (excluding options) of the Company had been converted); or

(B)           If the Change of Control Event is described in clause (B) of Section 4(e)(ii) below, the amount per share received by each stockholder in connection with such Change of Control Event.

(ii)                                  Change of Control Event.  The term “Change of Control Event” shall mean any of the following:

(A)          Any dissolution or liquidation of the Company in which there is a distribution to the stockholders of the Company;

(B)           Approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company); or

(C)           Approval by the stockholders of the Company of the sale of substantially all of the Company’s business and/or assets to a person or entity which is not a subsidiary or other affiliate.

(iii)                               Distributable Amount.  The term “Distributable Amount” shall mean the amount available for distribution to the Company’s stockholders after the consummation of the applicable Change of Control Event, less the outstanding obligations and expenses of the Company (excluding any payment to be made under Section 4(d)).

5.                                       Termination.  This Agreement and all obligations hereunder (except the obligations contained in Sections 7, 8, 9, 10, 11 and 12 (Confidential Information, Inventions and Patents, Non-Competition, No Solicitation of Customers, Noninterference with Employees and Assistance in Patent Applications) which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

(a)                                  Voluntary Termination.  Employee’s employment shall terminate upon the voluntary termination by Employee.  In such instance, all obligations hereunder to Employee (or Employee’s heirs or legal representatives) shall cease.

(b)                                 Death or Disability of Employee.  Employee’s employment shall terminate upon the death or Disability (as defined below) of Employee.  In such instance, except as set forth below, all obligations hereunder to Employee (or Employee’s heirs or legal representatives) shall cease, other than for payment to Employee or Employee’s estate or beneficiary, as applicable, of any amount due pursuant to the terms of any applicable benefit plan.  For the purposes of this Agreement, disability shall mean the absence of Employee performing Employee’s duties with the Company on a full-time basis for a period of six months, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(c)                                  Cause.  The Company may terminate Employee’s employment and all of Employee’s rights to receive any benefits hereunder for Cause.  For purposes of this Agreement, the term “Cause” shall be defined as any of the following; provided, however, that the Company must determine the presence of such Cause in good faith:

(i)            Employee’s material and willful breach of any duties and responsibilities under this Agreement (other than as a result of incapacity due to Employee’s disability);

(ii)           Employee’s commission of act of fraud upon the Company;

(iii)          Employee’s immoderate use of alcoholic beverages or narcotics or other substance abuse affecting Employee’s performance of his duties hereunder;

(iv)          Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for a felony or any crime which adversely affects the Company and/or its reputation in the community or which involves moral turpitude or is punishable by imprisonment in the jurisdiction involved; or

(v)           Employee’s willful and material violation of any duty of loyalty to the Company or willful and material breach of Employee’s fiduciary duties to the Company.

For purposes of this paragraph, no act or failure to act on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interest of the Company

(d)                                 Without Cause.  Notwithstanding any other provision of this Section, the Company may terminate Employee’s employment with the Company without cause at any time, but in the event of such termination without cause, Employee shall be entitled to receive funds equal to the amount of the Company sponsored portion (HMO level) of Employee’s group medical insurance coverage for Employee (and Employee’s spouse and/or family, as in place immediately before notice of the termination (up to HMO level only)), for a period of 12 months as governed by the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended (“COBRA”).  In connection with this subsection, the Company will provide Employee with a COBRA notice, which will include the insurance premium rate information for coverage for Employee under COBRA.  In order to receive such COBRA benefits, Employee must timely apply for and elect such COBRA benefits.  It will be Employee’s responsibility and obligation to pay the applicable COBRA premium for such coverage.  The aggregate value of all payments to be made to Employee under this Section 5(d) shall be paid to Employee in 12 equal monthly payments commencing the first month after the termination of this Agreement.

(e)                                  Good Reason.  In the event Employee voluntarily terminates Employee’s employment pursuant to Section 5(a) hereof, and such termination is made by Employee for Good Reason (as defined below), then Employee shall be entitled to receive payment equal to and on the same terms and conditions as that paid to Employee under Section 5(d) hereof; provided, however, that before Employee may terminate his or her employment pursuant to this Section 5(e), the Company shall have 30 days after the receipt of written notice by Employee specifying (in reasonable detail) the facts and circumstances for such Good Reason termination and the corrective action Employee believes is required to remedy such action; provided further, that such notice must be delivered in writing to the Board hereunder no later than 60 days after the initial existence of the facts and circumstances giving rise to Employee’s notice of Good Reason hereunder.  For purposes of this Agreement “Good Reason” shall be defined as any of the following:

(i)                                     The material diminution of authority, duties or responsibilities of Employee under this Agreement.

(ii)                                  The Company requiring Employee to be based at any office or location which increases the distance from Employee’s home to the office or location by more than 30 miles from the distance in effect at the beginning of the term of this Agreement.

6.                                       Business Expenses.  During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code of 1986, as amended, for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the reasonable policies, practices and procedures established from time to time by the Company generally with respect to other peer employees and incurred in the pursuit and furtherance of the Company’s business and goodwill.

7.                                       Confidential Information.  Employee acknowledges that the nature of Employee’s engagement by the Company is such that Employee shall have access to information of a confidential nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based.  Such information includes financial, manufacturing and marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company or any of its subsidiaries (the “Confidential Information”).  Employee acknowledges that the Confidential Information constitutes trade secrets of the Company.  Employee shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by the Company.  Upon termination of Employee’s employment with the Company, Employee shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Employee, the Company or anyone else.

8.                                       Inventions and Patents.  Except as may be limited by Section 2870 of the California Labor Code, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Employee during the term of this Agreement which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company.  Employee will promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

Employee acknowledges hereby receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.

9.                                       Non-Competition.  Employee acknowledges that the Confidential Information constitutes trade secrets of the Company, and Employee acknowledges that the following is necessary to protect the Confidential Information: Employee agrees that during the term of Employee’s employment, and for a period of 12 months thereafter, Employee shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, consultant, or otherwise, promote, participate or engage in any activity or other business competitive with the business of the Company or any of its subsidiaries in any jurisdiction in which the Company or any of its subsidiaries operates at the time of such termination if such activity or other business involves any use by the Employee of any of the Confidential Information.

10.                                 Non-Solicitation of Customers.  Employee acknowledges that the Confidential Information constitutes trade secrets of the Company, and Employee acknowledges that the following is necessary to protect the Confidential Information: Employee agrees that for a period of 12 months after the termination of employment with the Company or any of its subsidiaries, Employee will not, on behalf of Employee or on behalf of any other individual, association or entity, call on any of the customers of the Company or any of its subsidiaries for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company or any of its subsidiaries, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Employee or any other person or entity by or with which Employee is employed, associated, affiliated or otherwise related.

11.                                 Noninterference with Employees.  Employee acknowledges that the Confidential Information constitutes trade secrets of the Company, and Employee acknowledges that the following is necessary to protect the Confidential Information: Employee agrees that during the term hereof and for a period of 12 months thereafter, Employee will not, directly or indirectly, solicit any employee of the Company or any of its subsidiaries to leave such employment.

12.                                 Assistance in Patent Applications.  Employee agrees to assist the Company in obtaining United States or foreign letters patent and copyright registrations covering inventions assigned hereunder to the Company and that Employee’s obligation to assist the Company shall continue beyond the termination of Employee’s employment but the Company shall compensate Employee at a reasonable rate for time actually spent by Employee at the Company’s request with respect to such assistance.  If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Company, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.  Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or hereafter may have for infringement of any patent or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company.  Employee will further assist the Company in every way to enforce any copyrights or patents obtained including, without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Company, all without further consideration but at the expense of the Company.  If Employee is called upon to render such assistance after the termination of Employee’s employment, then Employee shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

13.                                 Indemnity.  In addition to any other separate agreement with the Company concerning indemnification, to the fullest extent permitted by applicable law and the bylaws of the Company, as from time to time in effect, the Company shall indemnify Employee and hold Employee harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use its best efforts to obtain coverage for Employee (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility.  To the same extent, the Company will pay and, subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Employee by reason of Employee’s service as an officer or agent of the Company.

14.                                 Remedies.  The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage.  Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee.  This Section 14 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

15.                                 Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

16.                                 Succession.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein,

“successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.  The obligations and duties of Employee hereunder are personal and otherwise not assignable.

17.                                 Notices.  Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal executive office at:

Meade Instruments Corp.

27 Hubble

Irvine, California 92618

Phone: (949) 451-1450; Facsimile: (949) 451-1460

Attention: Chief Financial Officer

or at such other address as the Company may from time to time in writing designate, and if to Employee at the address set forth below his signature hereto or at such other address as Employee may from time to time in writing designate.  Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

18.                                 Entire Agreement.  This Agreement contains the entire agreement and final understanding of the parties relating to the subject matters hereof and shall supersede and replace any prior agreements (including, without limitation, any prior employment agreements), undertakings, negotiations, commitments, and practices relating to Employee’s employment with the Company, whether written or oral.  Except as contained herein, any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This Agreement is an integrated agreement.

19.                                 Amendments.  No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

20.                                 Waiver.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

21.                                 Governing Law.  This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines All actions or proceedings under or relating to this Agreement will be resolved in a state or federal court located in Orange County, California; provided, however, that in the Company’s discretion, such an action may be heard in some other place designated by it if necessary to acquire jurisdiction over third persons so that the dispute can be resolved in one action.  Each party hereby (i) agrees to submit to the exclusive jurisdiction of the federal and state courts located in Orange County, California, (ii) agrees to appear in any such action, (iii) consents to the exclusive jurisdiction of such courts and (iv) waives any objections it might have as to exclusive venue in any such court.  Service of process may be made in any action, suit or proceeding by mailing or delivering a copy of such process to a party at its address and in the manner set forth in Section 17 herein.

22.                                 Arbitration.  As a material inducement to enter into this Agreement, Employee and the Company each hereby agree that any “Claims” or “Controversies” (as defined below) arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), or Employee’s employment or termination, that Employee may have against the Company or it officers, directors, employees, or agents, in their capacity as such, or that the Company may have against Employee, shall be resolved solely through binding arbitration.  Employee and the Company each hereby acknowledge that this agreement to arbitrate means that Employee and the Company are relinquishing their rights to either a jury trial or court trial for the resolution of any claims that Employee and the Company may have against the other.

“Claims” or “Controversies” arising out of this Agreement or Employee’s employment or termination means and includes all claims for breach of this Agreement, harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, wrongful termination, whistle-blowing and all other claims relating to this Agreement or Employee’s employment or termination, except that claims covered by the Workers’ Compensation Act and claims for unemployment benefits are not covered by this agreement to arbitrate.

All Claims or Controversies shall be submitted to a single neutral arbitrator.  The arbitration shall take place in Orange County, California, unless otherwise mutually agreed.  The arbitrator shall be mutually agreed-upon by Employee and the Company.  If Employee and the Company cannot agree upon an arbitrator, the selection process shall be governed by the employment arbitration rules and procedures of the American Arbitration Association (“AAA”).  Regardless of the arbitrator chosen, the arbitration proceedings shall be governed by the then current AAA procedural rules, except that if a contrary rule exists: (1) all monetary or provisional remedies available under applicable state or federal statutory law or common law will remain available to both parties; (2) except as mutually agreed upon by the parties, there will be no limitation on discovery beyond that which exists in cases litigated in Orange County Superior Court; and (3) the California Rules of Evidence shall apply to the arbitration hearing.  In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs, including arbitrator fees.  This agreement to arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Employee and the Company and judgment upon the award rendered by the arbitrator hereunder may be entered in any court having jurisdiction thereof.

23.                                 Withholding.  All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

24.                                 Counterparts.  This Agreement and any amendment hereto may be executed in one or more counterparts.  All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

25.                                 Headings.  Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

26.                                 Drafting.  The parties hereto each hereby waives the benefit of any statute or rule of law or judicial decision, which would otherwise require that the provisions of this Agreement be construed or interpreted most strongly against the party responsible for the drafting thereof.

27.                                 Compliance with Section 409A.  The Company and Employee each acknowledge and agree that it is intended that any amounts payable hereunder as well as the Company’s and Employee’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Internal Revenue Code, as amended (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Employee to payment of any interest or additional tax imposed under Section 409A.  To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEADE INSTRUMENTS CORP.

By:	/s/John A. Elwood
John A. Elwood
Vice President – Finance and Chief Financial Officer

EMPLOYEE

/s/Steven G. Murdock
Steven G. Murdock

[ADDRESS]